Contact:
R E L E A S E
                              Toastmaster Inc. Investor Relations
                              John E. Thompson
                              (573) 445-8666  Fax: (573) 446-5646

                              Salton/Maxim Housewares, Inc.
                              Gordon McCoun/Tessa Lavender
                              Press: Michael McMullan
                              Morgen-Walke Associates
                              (212) 850-5600

FOR IMMEDIATE RELEASE

    SALTON/MAXIM HOUSEWARES, INC. TO ACQUIRE TOASTMASTER INC.

MOUNT PROSPECT, IL AND COLUMBIA, MO, AUGUST 27, 1998 - Salton/Maxim Housewares, Inc. (Nasdaq: SALT) and Toastmaster Inc. (NYSE: TM) today announced that they have entered into a definitive merger agreement ("agreement") for the acquisition of Toastmaster by Salton. The agreement provides for Toastmaster shareholders to receive $7.00 per share in cash, or a total purchase price of approximately $53.2 million plus the assumption of approximately $47.9 million in debt. The Company intends to finance the transaction through its $215 million credit facility with Lehman Brothers, announced previously.

     Toastmaster generated revenues of $155.3 million in the twelve months ended June 30, 1998.

     Under the terms of the agreement, a subsidiary of Salton will merge with and into Toastmaster, with Toastmaster continuing as a wholly owned subsidiary of Salton following consummation of the merger. The transaction is expected to close in the last calendar quarter of 1998, and is subject to, among other things, expiration or termination of the Hart-Scott-Rodino Act waiting period and the approval of the holders of 66 2/3% of the outstanding shares of Toastmaster common stock.

     Leonhard Dreimann, Chief Executive Officer of Salton, said, "The acquisition of Toastmaster and its wide array of products is a clear execution of our strategy of increasing market share by marketing products under established brand names and servicing the needs of a broad range of retailers. While Salton and Toastmaster both focus on the small household appliance market, Toastmaster brings different, but very complimentary strengths to our Company. These strengths include its strong brand names of Toastmaster [Registered Trademark] and Ingraham [Registered Trademark], and its broad range of time products. We expect that substantial revenue increases will be realized as we leverage these benefits to better serve our customers and expand our market share. We also believe that the acquisition will produce substantial economies over time as we combine the capabilities of the companies and generate cost savings."

     Salton/Maxim Housewares, Inc. designs and markets an extensive line of kitchen and home appliances, personal and beauty care products and decorative quartz wall and alarm clocks under the brand names Salton [Registered Trademark], Maxim [Registered Trademark], Breadman [Registered Trademark], Juiceman [Registered Trademark], Salton Creation [Registered Trademark], Salton Time [Registered Trademark], White-Westinghouse [Registered Trademark], and Farberware [Registered Trademark]. The Company also designs and markets a broad range of tabletop products, including china, crystal and glassware, under the brand names Block [Registered Trademark] China, Atlantis [Registered Trademark] Crystal, and Gear [Registered Trademark].

     Toastmaster Inc., with headquarters in Columbia, Missouri, designs, manufactures, markets and services a wide array of electrical consumer appliances and timepieces under the brand names of Toastmaster [Registered Trademark] and Ingraham
[Registered Trademark].

     Statements made in this press release that state Salton's and Toastmaster's, or the management's intentions, hopes, beliefs, expectations, or predictions of the future include "forward-looking statements" within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended. It is important to note that actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those projected in such forward-looking statements is contained from time to time in the companies' quarterly and annual reports filed with the Securities and Exchange Commission.

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